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                                                                     EXHIBIT 3.2

                                     FORM OF
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             PATTERSON ENERGY, INC.


         FIRST:  The name of the Corporation is Patterson Energy, Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is ten million (10,000,000) shares, of which nine million (9,000,000) shares shall be Common Stock, having a par value of $0.01 per share, and one million (1,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share. The shares of such classes of stock shall have the following express terms:

Section 1.  PREFERRED STOCK

         1.1 Authority of the Board of Directors to Create Series. The Board of Directors is hereby expressly granted authority, to the full extent now or hereafter permitted herein and by the General Corporation Law of the State of Delaware, at any time or from time to time, by resolution or resolutions, to create one or more series of Preferred Stock, to fix the authorized number of shares of any series (which number of shares may vary as between series and be changed from time to time by like action), and to fix the terms of such series, including, but not limited to, the following:

                  (a) the designation of such series, which may be by distinguishing number, letter, or title;

                  (b) the rate or rates at which shares of such series shall be entitled to receive dividends; the periods in respect of which dividends are payable; the conditions upon, and times of payment of, such dividends; the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock; whether such dividends shall be cumulative and, if cumulative, the date or dates from which such dividends shall accumulate; and the other terms and conditions applicable to dividends upon shares of such series;
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                  (c) the rights of the holders of the shares of such series in case the Corporation be liquidated, dissolved or wound up (which may vary depending upon the time, manner, or voluntary or involuntary nature or other circumstances of such liquidation, dissolution, or winding up) and the relationship and preference, if any, of such rights to rights of holders of shares of stock of any other class or classes or any other series of stock;

                  (d) the right, if any, of the Corporation to redeem shares of such series at its option, including any limitation of such right, and the amount or amounts to be payable in respect of the shares of such series in case of such redemption (which may vary depending on the time, manner, or other circumstances of such redemption), and the manner, effect, and other terms and conditions of any such redemption;

                  (e) the obligation, if any, of the Corporation to purchase, redeem, or retire shares of such series and/or to maintain a fund for such purpose, and the amount or amounts to be payable from time to time for such purpose or into such fund, or the number of shares to be purchased, redeemed, or retired, the per share purchase price or prices, and the other terms and conditions of any such obligation or obligations;

                  (f) the voting rights, if any, which, if granted, may be full, special, or limited, to be given the shares of such series, including, without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series or of the Preferred Stock, restricting the permissible terms of other series or the permissible variations between series of the Preferred Stock, authorizing or issuing additional shares of the Preferred Stock, creating debt, or creating any class of stock ranking prior to or on a parity with the Preferred Stock or any series thereof as to dividends, or assets remaining for distribution to the stockholders in the event of the liquidation, dissolution, or winding up of the Corporation);

                  (g) the right, if any, to exchange or convert the shares into shares of any other series of the Preferred Stock or into shares of any other class of stock of the Corporation or the securities of any other corporation, and the rate or basis, time, manner, terms, and conditions of exchange or conversion or the method by which the same shall be determined; and

                  (h) the other special powers, preferences, or rights, if any, and the qualifications, limitations, or restrictions thereof, of the shares of such series.


                                       2.
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         The Board of Directors shall fix the terms of each such series by resolution or resolutions adopted at any time prior to the issuance of the shares thereof, and the terms of each such series may, subject only to restrictions, if any, imposed by this Certificate of Incorporation or by applicable law, vary from the terms of other series to the extent determined by the Board of Directors from time to time and provided in the resolution or resolutions fixing the terms of the respective series of the Preferred Stock.

         1.2 Status of Certain Shares. Shares of any series of the Preferred Stock, whether provided for herein or by resolution or resolutions of the Board of Directors, which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, or which have been purchased or otherwise acquired by the Corporation, shall have the status of authorized and unissued shares of the Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of the Preferred Stock to be created by resolution or resolutions of the Board of Directors or as a part of any other series of the Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of the Preferred Stock.

Section 2.  COMMON STOCK

         2.1 Issuance, Consideration, and Terms. Any unissued shares of the Common Stock may be issued from time to time for such consideration, having a value of not less than the par value thereof, as may be fixed from time to time by the Board of Directors. Any treasury shares may be disposed of for such consideration as may be determined from time to time by the Board of Directors. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be of equal rank and shall be identical to every other share of Common Stock. Holders of Common Stock shall have such rights as are provided herein and by law.

         2.2 Voting Rights. Except as expressly required by law or as provided in or fixed and determined pursuant to Section 1 of this Article FOURTH, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share standing in such holder's name on the books of the Corporation.

         2.3 Dividends. Subject to Section 1 of this Article FOURTH, the holders of Common Stock shall be entitled to receive, and shall share equally share for share, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends or distributions payable in cash, in property, or in securities of the Corporation.

         FIFTH: The Board of Directors is authorized to make, alter, or repeal the Bylaws of the Corporation.

         SIXTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Bylaws, or, if not so


                                       3.
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designated, at the registered office of the Corporation in the State of
Delaware. Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

         SEVENTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors (or a majority of the members thereof) of the Corporation by action at a meeting, a majority of the members of the Board of Directors of the Corporation acting without a meeting, the Chief Executive Officer of the Corporation, the President of the Corporation or the holders of a majority of the issued and outstanding stock of the Corporation entitled to be voted at such special meeting. Such special meetings may not be called by any other person or persons or in any other manner.

         EIGHTH: The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

         NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         TENTH: Any action required or permitted to be taken by the holders of the stock of the Corporation entitled to vote in the election of directors must be effected at a duly called annual meeting or special meeting of such holders and may not be effected by any consent in writing by such holders.

         ELEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         This Restated Certificate of Incorporation of Patterson Energy, Inc.
(i) was duly adopted by the Board of Directors of Patterson Energy, Inc., without a vote of the stockholders, in accordance with Section 245 of the Delaware General Corporation Law, (ii) only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of


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Patterson Energy, Inc., as heretofore amended; and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         Dated this ____ day of ____________, 1996.


                                               _____________________________
                                               A. Glenn Patterson, President

STATE OF TEXAS                                       )
                                                     ) SS:
COUNTY OF SCURRY                                     )

         Before me,      , a Notary Public of the State of Texas, on the ____ of
______________, 1996, personally appeared A. GLENN PATTERSON, to me known and known to be the person who signed the foregoing Restated Certificate of Incorporation, who being duly sworn, acknowledged that he signed, sealed and delivered the same as his voluntary act and deed, for the uses and purposes therein expressed, and that the facts stated therein are true.

                                              ________________________________
                                              Notary Public



[SEAL]                                        Address: _______________________
                                              ________________________________


                                              My commission expires:__________


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